EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 3, 2005 (except for Notes 3 and 11, as to which the date is August 30, 2005) relating to the financial statements as of March 31, 2005 and for each of the two years in the period ended March 31, 2005, which appears in the Annual Report on Form 10-KSB/A of US Dataworks, inc. for the year ended March 31, 2005 and to all references to our firm included in this Registration Statement.
Ham, Langston & Brezina, LLP
Houston, Texas
March 10, 2006